VictoryBase Corporation

EquityBase Agreement

This EquityBase Agreement (this “Agreement”) is made and entered into as of the date set forth in Section 1(i) below, by and between VictoryBase Corporation, a Delaware corporation (the “Company”), and the EquityBase Investor identified in Section 1(a) below (“EBI”) and EBI’s spouse or domestic partner (“EBI Spouse”), if EBI is married or part of a state-recognized domestic partnership.

Summary of Certain EquityBase Agreement Terms

This Agreement permits EBI to occupy the Property (as defined below) and to purchase shares of the Company’s Class A Common Stock, par value $0.001 per share (“Common Stock”) upon the terms and conditions set forth in this Agreement and the Subscription Agreement entered into in connection herewith as set forth on Exhibit A attached hereto. Each month during the term of this Agreement, EBI shall make an EquityBase Payment to the Company. The EquityBase Payment will consist of two components: (i) the Monthly Equity Subscription Amount (as defined below)[1], and (ii) the remaining portion of the EquityBase Payment Amount (the “Base Amount”)[2].

•	The Base Amount is payable to permit EBI to occupy the Property and will adjust only as follows:

(i)	effective each January 1 during the term of this Agreement, based upon changing market conditions as reflected in BAH (as defined below) rates announced from time to time by the U.S. government as described in Section 3(b) below; or

(ii)	effective each June 30 at the beginning of each renewal term of this Agreement, based upon an amount established by the Company and accepted by EBI as evidenced by EBI’s renewal of this Agreement as described in Section 3(c) below.

•	The Monthly Equity Subscription Amount is payable to permit EBI to purchase shares of Common Stock and will adjust only effective each June 30 at the beginning of each renewal term of this Agreement based upon an amount established by the Company and accepted by EBI as evidenced by EBI’s renewal of this Agreement as described in Section 3(c) below.

•	The Share Price will adjust only as follows:

(i)	effective 45 days after the Company provides EBI written notice of a proposed change of the Equity Subscription Amount, if EBI does not exercise EBI’s right to terminate this Agreement during the 15-day period following receipt of such notice as described in Section 3(e) below. The Company will amend or supplement its Offering Statement on Form 1-A, as necessary, to reflect any such Share Price change before (in the case of an amendment) or within two days after (in the case of a supplement) such change; or

(ii)	effective each June 30 at the beginning of each renewal term of this Agreement, based upon an amount established by the Company and accepted by EBI as evidenced by EBI’s renewal of this Agreement as described in Section 3(c) below. The Company will amend or supplement its Offering Statement on Form 1-A, as necessary, to reflect any such Share Price change before (in the case of an amendment) or within two days after (in the case of a supplement) such change.

•	The number of Shares to be issued and sold to EBI each month will always be equal to the then applicable Monthly Equity Subscription Amount divided by the Share Price, rounded to the nearest one thousandth of a Share.

The foregoing summary was provided for convenience only and is qualified in its entirety by the terms and conditions of this Agreement set forth below.

[1] This amount is sometimes referred to in the Company’s marketing materials as “Equity”.

[2] This amount is sometimes referred to in the Company’s marketing materials as “Base”.

1.                   Definitions and Certain Basic Provisions.

(a)	Name of EquityBase Investor:
(b)	EBI Spouse, if any:
(c)	Other Occupants (only dependents of EBI and/or EBI Spouse):
(d)	Address of Residence:
(e)	“Commencement Date”:
(f)	Initial monthly “EquityBase Payment Amount”:[3]
(g)	Initial Price Per Share of the Company’s Class A common stock (as adjusted under Section 3(c) or 3(e) below, the “Share Price”):
(h)	Initial Monthly Equity Subscription Amount (as adjusted under Section 3(c) below, the “Monthly Equity Subscription Amount”):
(i)	Date of this Agreement:
(j)	EBI’s email address:
(k)	Pets? (y/n) (If yes, EBI must complete Pet Registration Form and the Company must approve such form):
(l)	Duty Station (“Home Base”):
(m)	BAH level assigned to Residence (“Home-Classification”)
(n)	Initial amount of monthly Basic Allowance for Housing (“BAH”) applicable to Home Base and Home-Classification as of the Date of Agreement, if applicable (the “BAH Amount”):
(o)	Premium (if positive) or discount (if negative) of the difference of the EquityBase Payment Amount reduced by the BAH Amount (the “BAH Adjustment Amount”):
(p)	Is the product of (i) 10%, and (ii) the greater of (A) EBI’s net worth, or (B) EBI’s annual income, in each case as of the Date of this Agreement or as of the date of any renewal of this Agreement (as applicable, the “Annual Investment Limit”) greater than the product of (I) twelve (12), multiplied by (II) the Monthly Equity Subscription Amount (such product, the “Annual Equity Subscription Amount”)? (Y/N)[4]
(q)	Special incentives offered to EBI, if any:
(r)	Termination Date (“Termination Date”):
(s)	Ancillary services to be provided by the Company and/or one of its affiliates:	See Exhibit C.

[3] The EquityBase Payment Amount will equal the result of (i) the BAH Amount, plus or minus (ii) the BAH Adjustment Amount.

[4] To be eligible to enter into or renew this EquityBase Agreement, the Annual Investment Limit must be greater than the Annual Equity Subscription Amount.

2.                   Property. The Company offers for occupancy to EBI the residence at the location identified in Section 1(d) above (the “Residence”), together with all improvements, fixtures, and appliances in the Residence (collectively, the “Property”), and EBI accepts such offer.

3.                   Term.

(a)                 Initial Term; Annual Renewal. The initial term of this Agreement will commence on the Commencement Date identified in Section 1(e) above and end on the first June 30 thereafter, unless another Termination Date is identified in Section 1(r) above. At the end of the initial term, this Agreement will automatically renew for an unlimited number of additional 12-month terms, with each renewal term ending on the subsequent June 30, unless this Agreement is (i) terminated by either party, or (ii) renewed with the mutual consent of both parties for a period of time shorter than 12 months, in either case notification shall occur by EBI to the Company via the Company’s website or the Company’s mobile application (“mobile app”) at least thirty (30) days prior to the end of the then applicable term of this Agreement. Any renewal period of less than 12 months may only be made with the mutual consent of both the Company and EBI via the Company’s website or mobile app.

(b)                EquityBase Payment Amount Re-set each January 1. The Base Amount, as a portion of the EquityBase Payment, may adjust. The Monthly Equity Subscription Amount shall remain the same during any particular term of this Agreement. Promptly after the BAH rates are published each year during the term of this Agreement, the Company will notify EBI of the monthly EquityBase Payment Amount for the applicable 6-month period beginning January 1 and ending June 30 (or other applicable Termination Date), as each such amount may be adjusted in accordance with Section 6 below (a “January Status Update”). If BAH rates for any particular year are not announced by the US government on or before January 1 of any year during the term of this Agreement, then (i) the EquityBase Payment Amount will not adjust until the revised BAH rates are announced, and (ii) the EBI’s EquityBase Payment Amount will continue at its then current rate until the revised BAH rates are announced, at which time the revised BAH (and related revised EquityBase Payment Amount) will be retroactively applied to January 1 of the relevant year, and the EquityBase Payment Amount will be adjusted for the remainder of the term of this Agreement so that the total amount of EquityBase Payments for the remainder of then applicable term of this Agreement will equal the aggregate amount of EquityBase Payments EBI would have paid had the annual BAH adjustments been announced prior to the beginning of the new 12-month Agreement term. By way of example, if EBI’s EquityBase Payment Amount is $1,500 per month in the months of the calendar year immediately prior to the January Status Update (“Year 1”), and the revised BAH rates are not announced until the last day of February of the calendar year immediately after the January Status Update (“Year Two”), then EBI would continue to pay EquityBase Payment Amounts of $1,500 for the months of January and February of Year Two. If the revised BAH rates resulted in an adjustment of the EquityBase Payment Amount to $1,600 for Year Two, then EBI’s $200 aggregate underpayment for the months of January and February ($100 X 2) would have to be made up over the last 4 months of Year Two, thereby resulting in a EquityBase Payment of $1,650 for the months of March, April, May and June of Year Two. If an increase in BAH rates applicable to a particular term of this Agreement are not announced until after the end of the term, then EBI shall pay the Company the full amount of the aggregate underpayment of EquityBase Payments under this Agreement within 30 days of the Company providing EBI the applicable January Status Update.

(c)                 Annual Adjustment of Monthly Equity Subscription Amount; Restatement of the fixed Share Price; and EquityBase Payment Amount. On or before May 1 of each year of the term of this Agreement, the Company will notify EBI of: (1) the Monthly Equity Subscription Amount for the 12-month period beginning July 1, (2) the Share Price applicable during the next term of this Agreement, and (3) the monthly EquityBase Payment Amount for the period beginning July 1 (it being understood that the EquityBase Payment Amount will be subject to further adjustment as of January 1 as described in Section 3(b)) above (the “Renewal Adjustment Notice”). Upon receipt of a Renewal Adjustment Notice and prior to May 31 each calendar year, EBI must either (i) confirm via the Company’s website or mobile app EBI’s desire to renew this Agreement for the next term and confirm that EBI’s then applicable Annual Investment Limit is greater than the then applicable Annual Equity Subscription Amount, in which case this Agreement will renew for an additional one (1) year term on the Company’s then current terms and conditions under its standard EquityBase Agreement (and subject to the adjustments contemplated by Section 6) ending on June 30 of the next year, or such earlier Termination Date as EBI and the Company may mutually agree upon via the Company’s website or the Company’s mobile app, or (ii) provide written notice to the Company that EBI is unwilling or unable to renew this Agreement. If EBI fails to deliver a renewal notice by May 31 of any year as contemplated by the previous sentence, then EBI will be deemed to have terminated this Agreement as of June 30 of such year, unless an earlier Termination Date is mutually agreed upon by EBI and the Company via the Company’s website or the Company’s mobile app. So long as EBI continues to renew this Agreement, this Agreement may be renewed for an unlimited number of one-year periods unless or until either party provides written notice of termination of this Agreement to the other party on or before May 31 of any year, it being understood that any such termination shall be effective as of June 30 of such year, unless an earlier Termination Date is mutually agreed upon by EBI and the Company via the Company’s website or the Company’s mobile app. This Agreement may be terminated prior to June 30 of any year only (i) in accordance with an explicit right to terminate set forth elsewhere in this Agreement, including without limitations Sections 3(d) and 3(e) below, or (ii) in the event the parties mutually agree to an earlier Termination Date via the Company’s website or mobile app.

(d)                Permanent Change of Station, Expiration of Term of Service Orders, and Deployment Orders. If EBI is a U.S. military service member who receives Permanent Change of Station orders or deployment orders for greater than 90 days (collectively, “Orders”) then EBI shall have the right to terminate this Agreement. To exercise EBI’s termination right under this Section 3(d), within five (5) calendar days after receipt of such Orders, EBI must notify the Company of such Orders and EBI’s estimated move-out date associated with such Orders (the “Move-Out Date”) via VictoryBase’s website or mobile app. Notwithstanding any termination of this Agreement under this Section 3(d), EBI is still responsible to list, show, prepare for turn-over of the Property in accordance with Section 4 below.

(e)                 Change of Share Price. From time to time during the term of this Agreement, the Company may adjust the Share Price as determined by the Company in its sole discretion. At least forty-five (45) days prior to any such change in the Share Price, the Company will notify EBI of such change (a “Change Notice”). Upon receipt of a Change Notice, EBI shall have fifteen (15) days to either (i) do nothing, in which case the change of Share Price will go effective upon the terms set forth in the Change Notice, or (ii) provide the Company with notice of the termination of this Agreement via the Company’s website or the Company’s mobile app, which termination shall be effective no later than thirty (30) days after EBI delivers EBI’s notice of termination to the Company. EBI’s failure to deliver the confirmation required by item (i) of the previous sentence during such 15-day period will be deemed to be an acceptance of the terms of such Change Notice. The Company will amend or supplement its Offering Statement on Form 1-A, as necessary, to reflect any such Share Price change before (in the case of an amendment) or within two days after (in the case of a supplement) such change.

4.                   Notice of Termination. Except as otherwise provided in Sections 3(d) and 3(e) above, EBI will provide the Company notice of EBI’s intent to vacate and terminate this Agreement no later than May 31 of any applicable year during the term of this Agreement (or 30 days prior to the Termination Date if the Termination Date is not June 30). EBI acknowledges that EBI is encouraged to re-list the availability of the Residence on the Company’s website or mobile app as soon as possible so that the Residence will be made available to another EquityBase Investor. The Company offers incentives to EBI, which may include incentives related to obtaining EBI’s assistance with respect to (1) encouraging EBI to get a replacement EquityBase investor to occupy the Residence within a certain period of time of EBI vacating the Residence, (2) maintaining the Property, (3) limiting the number of days between move-in/move-out, (4) occupying the Property during turnover repairs, and (5) other matters related to the Property. Any such incentives adopted by the Company will be communicated to EBI in writing and may be modified by the Company from time to time at the Company’s sole discretion.

5.                   EquityBase Payment.

(a)                 EquityBase Payment. In consideration for the Company offering occupancy of the Residence to EBI and permitting EBI to purchase shares (“Shares”) of Common Stock, as described in Section 5(c) below, EBI will make a monthly EquityBase Payment (each an “EquityBase Payment”) to the Company in the amount equal to then applicable EquityBase Payment Amount.

(b)                EquityBase Payment Terms. EquityBase Payments are payable in advance and without demand, deduction, or offset, except as specifically provided to the contrary in this Agreement or by applicable law, in equal monthly payments equal to the EquityBase Payment Amount, on or before the first day of each month during the term of this Agreement. If the Commencement Date is not the first day of a month, the EquityBase Payment remitted on the Commencement Date will be prorated based on a 30-day period. Likewise, if the Termination Date is not the last day of a month, the EquityBase Payment remitted on the last payment day before the Termination Date will be prorated based on a 30-day period. EBI will make all EquityBase Payments payable to “VictoryBase Corporation” and remit all payments to the Company through EBI’s authorization of ACH or direct deposit of funds electronically. The Company may later designate, in writing, another person or place to which EBI must remit amounts due under this Agreement. The Company may (but shall have no obligation to) also choose to accept other forms of payment. EBI’s failure to timely pay any month’s EquityBase Payment in accordance with the terms of this Agreement is a default of this Agreement. The Company will apply all funds received from EBI (i) first, to any non-EquityBase Payment obligations of EBI, including late charges, returned-check charges, repairs, brokerage fees, and periodic utilities, (ii) next, to the Base Amount, and (iii) finally, to the Monthly Equity Subscription Amount, regardless of any notations on a check or other payment method. The Company may report unpaid EquityBase Payments, charges, or damages to credit reporting agencies.

(c)                 Purchase of Shares. A portion of each EquityBase Payment equal to the then applicable Monthly Equity Subscription Amount shall be deemed to have been payment by EBI of the purchase price for Shares at a per Share purchase price equal to the Share Price. Within two (2) days of the date of execution and delivery of this Agreement (and the Company’s receipt of the initial EquityBase Payment) and on or about the date of each monthly payment during the term of this Agreement, if and only if EBI has made all of its EquityBase Payment for such month, then the Company will issue to EBI a number of Shares equal to the quotient of (i) the portion of the Monthly Equity Subscription Amount actually received by the Company with respect to such month, divided by (ii) the then applicable Share Price, rounded to the nearest one thousandth of a Share. If the Commencement Date is not the first day of a month or the termination date is not on the last day of a month, the Monthly Equity Subscription Amount will be prorated based on a 30-day period. The purchase of Shares will be under the terms set forth in a Subscription Agreement in substantially the form attached hereto as Exhibit A and incorporated herein by reference (the “Subscription Agreement”). Any Shares purchased under the Subscription Agreement will be sold and issued to EBI effective on or about the Date of this Agreement or on or about the date the Company receives EBI’s applicable EquityBase Payment each month during the term of this Agreement (whether or not such date falls after the date of termination of this Agreement).

(d)                Subscription Terms; Power of Attorney. The terms of EBI’s subscription of Shares, if any, shall be set forth in the Subscription Agreement. EBI hereby irrevocably appoints the Company and/or any of its officers as attorney-in-fact for EBI with full power and authority to execute and deliver the Subscription Agreement in the name of EBI, with full power of substitution.

(e)                 Number of Shares Available. EBI acknowledges and agrees that the Company’s ability to legally offer and sell Shares of the Company’s Class A common stock may be limited by law, including without limitation state and federal securities laws. If the aggregate dollar amount of the Company’s obligation to issue and sell Shares of the Company’s Class A common stock to all of the Company’s customers in any calendar year, including the Company’s obligation under this Agreement, exceeds the aggregate dollar amount that the Company would be authorized to issue and sell under Tier II of Regulation A promulgated under the Securities Act of 1933, as amended, as such regulation may be amended from time to time, or if the Company is otherwise restricted in the number or dollar amount of shares of the Company’s Class A common stock that may be issued by the Company by applicable state or federal law, then the Company may reduce the number of Shares issuable to EBI under this Agreement proportionately with all other EquityBase Investors otherwise purchasing Shares in the applicable month. If the Company reduces the number of Shares issued and sold to EBI as described in the previous sentence, then EBI may terminate this Agreement within 30 days of the date EBI receives notice of such reduction. The Company makes no representations or warranties with respect to its ability to issue any particular number of Shares to EBI.

(f)                  Subscriber Qualifications. EBI represents and warrants that all of EBI’s representations and warranties set forth in the Subscription Agreement, including without limitation Section 4(d) of the Subscription Agreement (regarding certain income or net worth requirements), are true and correct with respect to EBI as of the date hereof. Without limiting the foregoing, EBI represents and warrants to Company that (i) the Annual Investment Limit with respect to such EBI is greater than the Annual Equity Subscription Amount as of the Date of this Agreement, and (ii) as of the date of any renewal of this Agreement, the then applicable Annual Investment Limit Amount will be greater than the then applicable Annual Equity Subscription Amount.

(g)                Holding Over. If EBI fails to surrender the Property at the expiration or termination of this Agreement, EBI will be a holdover subject to the provisions of Section 25 below. No portion of the EquityBase Payment with respect to any such post-term occupancy of the Property will be allocated to the purchase of Shares.

6.                   EquityBase Payment Amount. The Company will assign, in its sole discretion, the Residence and every other residential property owned or operated by the Company a “Classification” which corresponds with the rank of a U.S. military service member that the Company expects would desire such level of residence based upon its size, quality, and other factors or in the event the EBI is a U.S. military member, the rank of that member may be applied to the home. We refer to this assignment as the “Home-Classification.” The Home-Classification of the Residence is set forth in Section 1(m) above. The EquityBase Payment Amount will be established prior to the Commencement Date or the commencement of any renewal term of this Agreement. The EquityBase Payment Amount may be adjusted as of January 1 of each year to equal to the result of (i) the greater of (A) the monthly BAH rate established and published by the U.S. military for the Home Base that is applicable to the U.S military rank that is the equal to the Home-Classification (the “BAH Amount”), or (B) the amount of BAH to be received for the Home-Classification from the previous year, increased or decreased by (ii) the BAH Adjustment Amount. The initial BAH Amount is set forth in Section 1(n) above. The initial BAH Adjustment is set forth in Section 1(o) above. The initial EquityBase Payment Amount is set forth in Section 1(f) above. As described in Section 3(b) above, the Company will adjust the EquityBase Payment Amount effective January 1 of each year during the term of this Agreement to reflect the adjustments set forth in this Section 6. EBI is also required to pay for the ancillary services identified in Section 1(s) as may be changed from time to time in accordance with Exhibit C. For the avoidance of doubt, the Home-Classification will be established based upon the Residence at the initial term and will not be affected by EBI’s actual rank, promotion or reduction of rank, change in dependent status, or any other attribute associated with EBI.

7.                   Late Fees. If EBI fails to pay any portion of any month’s EquityBase Payment by the third day of the month, EBI will pay the Company an initial late fee of $50.00, plus additional late fees of $25.00 per day until EquityBase Payment is paid in full as liquidated damages for the Company’s inconvenience and time in collecting the late EquityBase Payment. Daily late fees will not exceed thirty (30) days for any one (1) month. The Company and EBI agree that it is difficult to determine the exact amount of expenses or damages that the Company may incur in collecting late EquityBase Payments, and further agree that the amounts of the late fees specified in this paragraph are a reasonable estimate of uncertain damages to the Company that are related to the late payment of EquityBase Payments. For avoidance of doubt, if EBI fails to make its EquityBase Payment, then no portion of such unpaid EquityBase Payment shall be allocated to the purchase of Shares.

8.                   Returned Checks. EBI will pay a fee of $35.00 for each check or payment by debit card, credit card, or other electronic payment EBI tenders to the Company that is returned by the institution it is drawn on for any reason, plus initial and additional late charges until the Company has received payment. At any time after the second instance in which EBI’s check or other payment method is returned, the Company, by providing written notice to EBI, may require EBI to pay all amounts due under this Agreement in cash or by cashier’s check, certified check, or money order.

9.                   Pets. No pets are allowed (even temporarily) anywhere on the Property without the Company’s prior written authorization, with the exception of a service animal for physically disabled persons. If the Company allows a pet, EBI must complete a pet registration form (which will be available on the Company’s website or the Company’s mobile app) and pay all applicable deposits and fees required by the Company. If EBI violates the pet restrictions of this Agreement, EBI will pay the Company a fee of $25.00 per day for each day EBI violates the pet restrictions as additional EquityBase Payments for any unauthorized pet. The Company may remove or have removed any unauthorized pet and deliver it to appropriate local authorities or request local authorities to remove any unauthorized pet by providing written notice to EBI. EBI agrees that the Company will not be liable for any harm, injury, death, or sickness to any unauthorized pet as long as the Company has used reasonable and humane means to remove or cause any unauthorized pet to be removed. EBI will be responsible and liable for any damage to the Property or to others caused by any unauthorized pet and for all costs the Company may incur in removing or causing any unauthorized pet to be removed. No portion of the fees collected with respect to any violation of this Section 9 will be allocated to the purchase of Shares.

10.                Delay of Occupancy. If EBI is unable to occupy the Property on the Commencement Date of this Agreement because of construction on the Property or a prior occupant holding over of the Property, the Company will not be liable to EBI for the delay, this Agreement will remain enforceable, and the Company will abate EquityBase Payments on a daily basis during any delay. If EBI is unable to occupy the Property after the thirtieth (30th) day following the Commencement Date of this Agreement because of construction on the Property or a prior occupant’s holding over of the Property, EBI may terminate this Agreement by giving written notice to the Company before the Property becomes available to be occupied by EBI, and the Company will refund to EBI the Deposit (defined in Section 11) and any EquityBase Payments paid. These terms will not apply to any delay in occupancy caused by cleaning or minor repairs.

11.                Security Deposit. On execution of this Agreement, EBI will pay the Company the amount of equal to 100% of the EquityBase Payment Amount as a security deposit (“Deposit”). No interest will be paid to EBI on the Deposit. The Company may place the Deposit in an interest-bearing account, and any interest earned will be paid to the Company or the Company’s agent. The Deposit is not an EquityBase Payment. Thus, EBI may not withhold payment of any part of the last month’s EquityBase Payment on grounds that the Deposit is security for any unpaid EquityBase Payment. Doing so will subject EBI to liability for an amount equal to three (3) times the wrongfully withheld EquityBase Payments and the Company’s reasonable attorney fees in a suit to recover the EquityBase Payments. Refund of the Deposit will be made in accordance with the terms of this Agreement. Likewise, no part of the Deposit shall be used to purchase Shares under this Agreement.

12.                Deposit Refund and Deductions.

(a)                 On termination of this Agreement, the Company will refund the Deposit or any balance of the Deposit after deductions (and give EBI a written description and itemized list of any deductions) within thirty (30) days after EBI surrenders the Property and delivers to the Company a written statement of EBI’s forwarding address for the purpose of refunding the Deposit. EBI must give the Company at least thirty (30) days’ written notice of surrender of the Property as a condition of refunding the Deposit. The Company is not obligated to return or account for the Deposit until EBI gives the Company a written statement of EBI’s forwarding address for the purpose of refunding the Deposit.

(b)                The Company will deduct reasonable charges from the Deposit for (1) unpaid or accelerated EquityBase Payments, (2) late charges, (3) unpaid utilities, (4) cleaning, damages, and repairs to the Property or its contents beyond normal wear and tear, (5) replacing unreturned keys, garage door openers, or other devices required to gain access to the Property, (6) removing unauthorized locks, (7) packing, removing, and storing of abandoned property, (8) removing abandoned or illegally parked vehicles, (9) pest control if required by the Company, (10) removal of telephone or television cables or alarm systems for EBI’s service, (11) insufficient light bulbs, (12) removing or repairing stickers, scratches, burns, stains, holes, and the like in walls, doors, draperies, carpets, or furniture, (13) attorney fees and court costs incurred in any proceeding against EBI, (14) repairing or resolving inadequate maintenance of the Property’s yard or other exterior issues, (15) water damage, (16) removal of abandoned property, and (17) other items specifically provided for in this Agreement. If EBI vacates the Property in breach of this Agreement, the Company will deduct from the Deposit the reasonable cost the Company incurs to rekey a security device as required by applicable law.

(c)                 The Deposit will first be applied to any non-EquityBase Payment items, including late charges, returned-check charges, and pet charges, and then to unpaid EquityBase Payments. If deductions exceed the Deposit, the amount available to purchase Shares under this Agreement will be reduced by the amount of any such excess. If deductions exceed the applicable Monthly Subscription Amount, then EBI will pay the Company the excess within ten (10) days after the Company makes written demand for the excess from EBI. If EBI fails to pay the excess within ten (10) days, EBI will pay interest on the excess at the lesser of (i) 18% per annum, or (ii) the maximum rate permitted by applicable law.

13.                Utilities. EBI will pay for all fees or costs of any utilities, including electricity, gas, water, wastewater, telephone, alarm-monitoring systems, and cable television, or for any costs associated with connecting or activating utilities during the term of this Agreement. The Company may offer a portion of these utilities through one or more affiliates of the Company, including without limitation those items identified on Exhibit C.

14.                Use of Property. EBI will use the Property as a single-family residence only.

(a)                 Occupants. The only persons EBI will permit to occupy the Property during the term of this Agreement are EBI and those persons identified in Sections 1(b) and 1(c) above.

(b)                Owners’ Association Rules. EBI will comply with all owners’ association rules and restrictive covenants affecting the Property as such rules and covenants may be amended from time to time, including without limitation any rules and/or covenants set forth on Exhibit D attached hereto. EBI will reimburse the Company for any fines or other charges assessed against the Company for EBI’s violation of such rules or covenants.

(c)                 Prohibitions. EBI will not permit all or any part of the Property to be used for (1) any activity that is offensive, noisy, or dangerous, or otherwise constitutes a nuisance, (2) the major repair of any vehicle, (3) any business of any type, including child care, unless otherwise agreed in writing, or (4) any illegal or unlawful activity or other activity that will obstruct, interfere with, or infringe on the rights of other persons near the Property. Additionally, without the Company’s written permission, EBI may not install or permit any item on the Property that causes a suspension or cancellation of insurance coverage or an increase in insurance premiums.

15.                Guests. EBI will not permit any guest to stay in the Property longer than fourteen (14) days without the Company’s written permission.

16.                Parking. EBI will not permit more than two (2) vehicles (including but not limited to automobiles, trucks, recreational vehicles, trailers, motorcycles, and boats) on the Property unless authorized by the Company in writing. EBI will park vehicles only in the garage or in the driveway. EBI shall not allow any vehicle to leak oil or any other leaks that can stain the driveway or garage floor and if there is a leak, EBI shall clean the leak immediately. EBI will not store any vehicles on or adjacent to the Property or on the street in front of the Property. The Company may tow, at EBI’s expense, any improperly parked or inoperative vehicle on or adjacent to the Property or parked on any street within the community in which the Property is located.

17.                Access by the Company. The Company or anyone authorized by the Company may enter the Property by reasonable means at reasonable times, without notice, to (1) inspect the Property for condition, (2) make repairs, (3) show the Property to prospective EBIs, purchasers, governmental inspectors, fire marshals, lenders, appraisers, or insurance agents, (4) exercise a contractual or statutory lien, (5) leave written notices, or (6) seize nonexempt property after an event of default.

18.                Move-In Condition. EBI has inspected and accepts the Property AS IS except for conditions materially affecting the safety or health of ordinary persons or unless expressly noted otherwise in this Agreement. The Company has made no express or implied warranties about the condition of the Property and no agreements have been made about future repairs unless specified in this Agreement. EBI is required to fill out the acceptance checklist and accurately record the condition of the Property within forty-eight (48) hours after the Commencement Date of this Agreement. EBI’s failure to timely deliver the online checklist will be deemed as EBI’s acceptance of the Property in a clean and good condition, with no defects or damage. No such document is a request for maintenance or repairs. EBI will direct all requests for repairs in accordance with Section 19.

19.                Property Maintenance.

(a)                 EBI’s General Responsibilities. EBI will use reasonable diligence in the care of the Property and, at EBI’s expense, will be responsible for the following:

i.	keeping the Property, including all rooms, bathrooms, and appliances, clean and sanitary;

ii.	promptly disposing of garbage only in appropriate receptacles and at regular intervals in compliance with neighborhood’s trash and recycling procedures;

iii.	supplying and changing heating and air-conditioning filters at reasonable intervals and record the maintenance with the Company via its website of mobile app;

iv.	supplying and replacing light bulbs;

v.	Replacing smoke-alarm batteries and record the maintenance with the Company on its website or through the Company’s mobile app;

vi.	eliminating any condition dangerous to health and safety caused by EBI or EBI’s guests;

vii.	costing and coordination of pest control and record the maintenance with the Company via the Company’s website or the Company’s mobile app;

viii.	replacing lost or misplaced keys; and

ix.	promptly notifying the Company of needed repairs through the Company’s website or mobile app.

(b)                Yard Maintenance. EBI will maintain the front yard and back yard, if any, with regular landscaping and yard care (including but not limited to watering, mowing, edging, trimming, fertilizing, and weed control). EBI will keep yards, walkways, patios and decks clear and to keep the Property free of junk, debris and clutter of any type. EBI will keep front yards clear of bikes, toys or any other items.

(c)                 Pool Maintenance. EBI will maintain the pool, if any, in clean and sanitary condition (including but not limited to cleaning the pool and filter, applying chemical treatments as necessary, and conducting water quality testing). EBI agrees that the presence of a pool or hot tub, as applicable, creates a risk of personal injury or property damage. EBI agrees to accept such risk and to take all reasonable and proper measures to ensure the safety of EBI, its invitees, guests, agents or licensees from injury or loss.

(d)                Prohibited Acts by EBI. EBI will not, unless the Company gives written permission, do the following:

i.	remove any part of the Property or any of the Company’s property for any purpose;

ii.	remove, change, or rekey any lock, except as permitted under applicable law;

iii.	make holes in the woodwork, floors, or walls, except that a reasonable amount of small nails may be used to hang pictures;

iv.	permit any water furniture in the Property;

v.	install new or additional telephone or television cables or outlets or alarm systems;

vi.	replace or remove carpet, paint, or wallpaper;

vii.	install, alter, or change any fixture;

viii.	keep or permit any hazardous material on or near the Property, such as flammable or explosive materials that might cause any insurance coverage to be suspended or canceled or any premiums to be increased;

ix.	dispose of any environmentally detrimental substance (such as engine oil or radiator fluid) on the Property;

x.	cause or allow any mechanic’s or materialmen’s lien to be filed against any part of the Property or EBI’s interest in this Agreement; or

xi.	smoke, vape, or use e-cigarettes inside the Residence.

(e)                 Smoke Alarms. The Property contains the number of smoke alarms required under applicable law. EBI will not remove or replace any smoke alarm without the Company’s written permission. EBI will regularly test the smoke alarms. If EBI finds that any smoke alarm is not functioning, EBI will immediately notify the Company in writing. The Company will repair or replace the smoke alarms that are not functioning within a reasonable time after receiving notice from EBI. EBI will replace all batteries in the smoke alarms whenever they no longer function. EBI must not disconnect or intentionally damage a smoke alarm or remove the battery without immediately replacing it with a working battery. If EBI disconnects or intentionally damages a smoke alarm or removes the battery without immediately replacing it with a working battery, EBI may be subject to damages, civil penalties, and attorney fees under applicable law.

(f)                  Condition of Property on Surrender. EBI will surrender the Property at the end of this Agreement or any renewal period in the same condition as when received, except for normal wear and tear. Normal wear and tear means deterioration that occurs without negligence, carelessness, accident, or abuse. Any items installed by EBI, including but not limited to additional smoke alarms, locks, fixtures, alarm systems, and cables, will become the property of the Company.

(g)                Check-Out Checklist. Upon surrender of the Property, EBI will complete the Company’s reasonable check-out checklist procedures which will be available on the Company’s website or through the Company’s mobile app. Such check-out checklist will include without limitation, a listing of the Property for potential future EquityBase Investors, completion of maintenance and repair requirements, including without limitation those set forth in this Agreement.

20.                Repairs.

(a)                 Generally. The Company is not obligated to repair or remedy a condition caused by EBI, lawful occupants in EBI’s dwelling, members of EBI’s family, or EBI’s guests or invitees, unless the condition was caused by normal wear and tear. The Company may temporarily interrupt utilities and use of any fixture or appliance to complete repairs, perform construction, or remedy an emergency, and the EquityBase Payment Amount will not be adjusted or reduced to accommodate for the interruption. The Company will act with due diligence in completing any repair but will not be obligated to make repairs on a day other than a business day except in the case of emergency. In this Agreement, “emergency” means a problem that materially affects the health or safety of an ordinary EBI and is not a condition that merely causes inconvenience or discomfort. The written document noting any defects in or damage to the Property as provided in Section 18 is not a request for maintenance or repairs. EBI shall follow the Company’s standard repair and maintenance process as outlined on the Company’s website and the Company’s mobile app.

(b)                Completion of Repairs. All repairs that the Company is responsible for will be completed as follows: except as otherwise agreed in this Agreement and except for repairs caused by fire, interruption of utilities, or other emergency, EBI will direct all requests for repairs to the Company in writing via the Company’s website or mobile app. The Company’s website or mobile app may then direct EBI to first complete a trouble shooting checklist, which may include simple tasks such as resetting electronic or mechanical controls. Upon completion of any such required trouble shooting checklist, if the need for repairs remains, the Company will pay all costs for necessary repairs and will complete all necessary repairs within a reasonable time. EBI will not repair or have any item repaired without the Company’s permission, except in strict accordance with the instructions set forth on the Company’s website or the Company’s mobile app.

(c)                 Cost of Certain Repairs. EBI will be responsible for paying the cost of repairing any of the following conditions on the Property that are not caused by the Company’s negligence:

i.	damage from wastewater stoppages caused by foreign or improper objects in lines exclusively serving the Property;

ii.	damage to doors, windows, or screens;

iii.	damage from windows or doors left open; or

iv.	damage caused by pets.

21.                EBI’s Remedies for the Company’s Failure to Repair or Remedy a Condition.

(a)                 If the Company has a legal duty to repair or remedy a condition materially affecting the physical health or safety of an ordinary occupant, EBI may be entitled to:

i.	terminate the Agreement and obtain any appropriate refund or deduction;

ii.	have the condition repaired or remedied;

iii.	deduct from EBI’s EquityBase Payment Amount, without necessity of judicial action, the cost of the repair or remedy; or

iv.	obtain judicial remedies, subject to Section 38 below.

(b)                EBI is entitled to the remedies set forth in Section 21(a) only if all of the following are true:

i.	EBI has given the Company notice to repair or remedy a condition by giving that notice to the Company via the Company’s website or mobile app;

ii.	the condition materially affects the physical health or safety of an ordinary occupant;

iii.	EBI has either (i) sent written or electronic notice to the Company in the manner required by this Agreement, or (ii) given the Company a subsequent written notice to repair or remedy the condition after a reasonable time to repair or remedy the condition after the initial notice;

iv.	the Company has had a reasonable time to repair or remedy the condition after receiving EBI’s notice and, if applicable, EBI’s subsequent notice;

v.	the Company has not made a diligent effort to repair or remedy the condition after receiving EBI’s notice and, if applicable, EBI’s subsequent notice; and

vi.	EBI was not delinquent in the payment of EquityBase Payment at the time EBI gave any notice required by this Section 21(b).

(c)                 Under Section 21(b), seven (7) days is presumed to be a reasonable time to repair or remedy a condition unless a different time period is appropriate when considering circumstances such as the date the Company received the notice, the severity and nature of the condition, and the reasonable availability of materials, labor, and utilities. If the condition results from an insured casualty loss, the period for repair does not begin until the Company receives the insurance proceeds.

(d)                EBI is subject to all applicable requirements and limitations under applicable law.

22.                Exterior Door Locks and Security Devices.

(a)                 All notices or requests by EBI for rekeying, changing, installing, repairing, or replacing locks or security devices under this Agreement must be in writing. The Company will comply with EBI’s written request for rekeying, changing, installing, repairing, or replacing any exterior door lock or security device under this Agreement within a reasonable time as required by applicable law.

(b)                The Company has rekeyed (electronically or mechanically), or has provided information and materials for the EBI to rekey, the exterior door locks and security devices on the Property since the last occupant vacated the Property or will rekey the exterior door locks and security devices no later than seven (7) days after EBI moves into the Property. The Company will perform additional rekeying of exterior door locks or change an exterior door lock or security device at EBI’s expense if requested by EBI in writing.

(c)                 On EBI’s written request, the Company will repair or replace an exterior door lock or security device that is inoperable or in need of repair or replacement. The Company will pay expenses for repair or replacement of an exterior door lock or security device necessitated by normal wear and tear. EBI will pay all expenses for repair or replacement of an exterior door lock or security device necessitated by misuse or damage by EBI, a member of EBI’s family, an occupant, or a guest, and not by normal wear and tear.

(d)                On EBI’s written request and at EBI’s expense, the Company will install (1) a keyed deadbolt on an exterior door if the door has a doorknob lock but not a keyed deadbolt, or if the door has a keyless bolting device but not a keyed deadbolt or doorknob lock, or (2) a sliding-door handle latch or sliding-door security bar if the door is an exterior sliding glass door without a sliding-door handle latch or sliding-door security bar.

(e)                 The Company is authorized to require EBI to pay the Company in advance for charges EBI owes under this Section if the Company notifies EBI within a reasonable time after EBI’s written request that advance payment is required, and (1) EBI is more than thirty (30) days delinquent in reimbursing the Company for expenses to repair or replace an exterior security device damaged by misuse by EBI, a member of EBI’s family, an occupant, or a guest, or (2) EBI has requested that the Company repair, install, change, or rekey the same security device during the thirty (30) days before the initial request was made and the Company has complied with that initial request.

(f)                  To the extent required by applicable law, on EBI’s request and at the Company’s expense, the Company will install (1) a window latch on each exterior window, (2) a doorknob lock or keyed deadbolt on each exterior door, (3) a pin lock on each exterior sliding glass door, (4) a handle latch or a security bar on each exterior sliding glass door, (5) a keyless bolting device and a door viewer on each exterior door, and (6) security devices under applicable law for each pair of French doors.

(g)                EBI will not remove, change, rekey, replace, or alter an exterior door lock or security device without the Company’s written permission, except as directed by the Company or permitted under applicable law. Except as otherwise permitted under applicable law, the Company may select the type, brand, and manner of installation, including placement, of a lock or security device installed by the Company or EBI under this Agreement.

23.                Limitation on Liability.

(a)                 Except as required by applicable law, the Company will not be responsible to EBI or EBI’s guests, family, or occupants for any damages, injuries, or losses to person or property caused by fire, flood, water leaks, ice, snow, hail, winds, explosion, smoke, interruption of utilities, theft, burglary, robbery, assault, vandalism, other persons, condition of the Property, or other occurrences or casualty losses, unless the damage or injury is caused by the gross negligence or willful misconduct of the Company. EBI will promptly reimburse the Company for any loss, property damage, or cost of repairs or service to the Property caused by negligence or by improper use by EBI or EBI’s guests, family, or occupants, unless EBI has made repairs under the procedures in this Agreement. The Company may require advance payment of repairs for which EBI is liable. EBI should secure EBI’s own insurance coverage for protection against liabilities and losses. EBI acknowledges it shall purchase insurance for EBI’s OWN property or accept the risk of loss. At no time will THE company be responsible for EBI’s personal property.

(b)                THIS AGREEMENT AND THE RESIDENCE PROVIDED HEREUNDER, AND ANY OTHER PRODUCT OR SERVICE ASSOCIATED WITH THIS AGREEMENT, ARE PROVIDED "AS IS" AND "AS AVAILABLE" WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXCEPT AS EXPLICITLY SET FORTH HEREIN.

(c)                 TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL THE COMPANY, OR ITS SUBSIDIARIES OR ANY OF THEIR SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES OR LICENSORS BE LIABLE (JOINTLY OR SEVERALLY) TO EBI FOR PERSONAL INJURY OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR ANY DAMAGES WHATSOEVER.

(d)                IN NO EVENT SHALL THE COMPANY’S LIABILITY TO EBI UNDER THIS AGREEMENT OR ANY PRODUCTS OR SERVICES DELIVERED IN CONNECTION HEREWITH EXCEED THE AGGREGATE EQUITBASE PAYMENTS MADE BY EBI TO THE COMPANY UNDER THIS AGREEMENT.

(e)                 SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR THE LIMITATION OR EXCLUSION OF LIABILITY FOR CERTAIN TYPES OF DAMAGES. THEREFORE, SOME OF THE ABOVE LIMITATIONS IN THIS SECTION MAY NOT APPLY TO EBI.

(f)                  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY NON-WAIVABLE STATUTORY RIGHTS THAT APPLY TO EBI.

24.                Default by EBI and Acceleration of EquityBase Payment.

(a)                 If EBI fails to timely pay all EquityBase Payments due under this Agreement or otherwise fails to comply with any other provisions of this Agreement, EBI will be in default and the Company may terminate this Agreement or EBI’s right to occupy the Property (or both) by giving EBI at least three (3) days’ written notice to vacate. Notice to vacate may be delivered by any means permitted under applicable law. If EBI is delinquent in paying all or any part of the EquityBase Payment, the Company may change the door locks and prevent EBI from entering the Property. If EBI breaks this Agreement in any manner, or if EBI vacates the Property before the end of this Agreement or any renewal period, EBI will be liable for all EquityBase Payments due, and all EquityBase Payments payable during the rest of this Agreement or renewal period will be accelerated without notice or demand and will be immediately due and payable. In addition to the accelerated EquityBase Payment, EBI will pay, as liquidated damages, the Company’s cost of re-entering an EquityBase Agreement for the Property, which the parties agree will not exceed the amount of one (1) month’s EquityBase Payment, for the Company’s time and inconvenience and fees necessary to re-entering an EquityBase Agreement for the Property. If EBI defaults, in addition to accelerated EquityBase Payments and costs of re-entering an EquityBase Agreement, EBI will pay all of the Company’s costs associated with eviction of EBI, collection of unpaid or accelerated EquityBase Payments, late charges, returned-check charges, repairs to the Property beyond normal wear and tear, attorney fees, court costs, prejudgment interest, and any other damages to which the Company may be entitled by law. All amounts awarded by a court will bear interest at the rate of ten percent (10%) per year. The Company may report unpaid EquityBase Payments or unpaid damages to credit reporting agencies.

(b)       Without limiting the foregoing, if EBI should default under the terms of this Agreement, EBI hereby specifically authorizes the Company to contact EBI’s commanding officer, if any, to notify such commanding officer that there has been a default under this Agreement and request his or her assistance in remedying such default.

25.                Holdover. If EBI fails to vacate the Property on or before the Termination Date of this Agreement or at the end of any renewal period, EBI will pay EquityBase Payments during the holdover period (on a monthly basis without reduction for partial months during the holdover) equal to one and one-half (1½) times the EquityBase Payment due for the period immediately preceding the holdover period and will indemnify the Company and prospective EBIs for damages, including lost EquityBase Payments, lodging expenses, and attorney fees. EBI is in possession of the Property and liable for payment of EquityBase Payments for the holdover period until all keys, garage door openers, security codes, and other devices required to gain access to the Property are returned to the Company and all of EBI’s personal property is removed. For avoidance of doubt, no portion of any payments under this Section 25 will be treated as an Equity Subscription.

26.                Contractual Lien.

(a)                 All of EBI’s nonexempt personal property on or in the Property is subject to a contractual lien (and EBI grants and conveys to the Company such a contractual lien) for the purpose of securing payment of EquityBase Payments and delinquent amounts due under this Agreement. To exercise the Company’s contractual lien, the Company will (1) peacefully enter the Property, including any storage facilities, (2) remove nonexempt personal property, and (3) leave a written notice of entry and an itemized list of the items removed in a conspicuous place within the dwelling, which states the amount of the delinquent EquityBase Payments; the name, address, and telephone number of the person EBI may contact about the amount owed; and that the personal property will be promptly returned after payment of the delinquent EquityBase Payments. EBI will pay all costs for packing, removing, and storing personal property seized by the Company.

(b)                If EBI abandons the Property or is evicted, the Company may peacefully enter, remove, and store all of EBI’s personal property (including any vehicles) remaining on or in the Property. The term “abandons” means that EBI is past due in EquityBase Payments and has not occupied the Property for five (5) or more consecutive days. The Company dispose of the seized personal property, including without limitation by means of a public or private sale, subject to any recorded chattel mortgage or financing statement, after giving EBI written notice sent to EBI’s last known address by first-class mail and certified mail, return receipt requested, at least thirty (30) days before the sale or other disposal. The notice of the sale must contain (1) the date, time, and place of the sale, if any (2) an itemized account of the amount owed by EBI, and (3) the name, address, and telephone number of the person EBI may contact about the sale or other disposal, the amount owed, and the right to redeem the personal property before it is sold or otherwise disposed of by paying the Company all delinquent EquityBase Payments and reasonable packing, moving, storage, and sale or other disposal costs. Any sale of the seized personal property will be to the highest cash bidder. Proceeds of the sale will first be applied to delinquent EquityBase Payments, packing, moving, storage, and sale costs. The Company will mail any remaining proceeds to EBI at EBI’s last known address no later than thirty (30) days after the sale along with an accounting of all proceeds of the sale. The procedures in this paragraph will not require a prior court hearing, nor will they subject the Company to any liability. EBI specifically waives any right EBI may have for a due-process hearing before the removal of any of EBI’s personal property. For avoidance of doubt, nothing in this Section 26 shall require the sale of any seized property; the Company shall have the right to dispose of the seized property without a sale after complying with the notice provisions set forth above in this Section 26.

27.                Assignment, Leasing, Subleasing, and Sub-EquityBase Agreement. EBI will not assign, enter into a lease, sublease, execute a rental agreement, enter into an EquityBase Agreement, or enter into any type of agreement for the Property to another party (collectively, a “Sub-Agreement”) with respect to the Property without the Company’s prior written consent. A Sub-Agreement of the Property without the Company’s prior written consent will be void and the Company may terminate this Agreement. Under no circumstances will EBI be released from EBI’s obligations in this Agreement by virtue of a Sub-Agreement. The Company may assign this Agreement, including without limitation to any party who acquires the Company, whether by merger, purchase of assets, purchase of stock, or otherwise.

28.                Subordination. This Agreement, EBI’s claim or right to occupy and enjoy the exclusive possession and use of the Property for the term of this EquityBase Agreement, and all rights of EBI related to this Agreement are and will be automatically subject, subordinate, and inferior to any lien or encumbrance now or later placed on the Property by the Company, to all advances made under any lien or encumbrance, to the interest payable on any lien or encumbrance, and to any and all renewals and extensions of any lien or encumbrance. This clause will be self-operative, but on the Company’s request, EBI will execute a commercially reasonable subordination agreement in favor of the holder(s) of any lien or encumbrance. Instead of having any lien or encumbrance be superior to this Agreement, a holder of any lien or encumbrance will have the right at any time to subordinate its lien or encumbrance to this Agreement. If requested by a successor-in-interest to all or part of the Company’s interest in this Agreement, EBI will, without charge, attorn to the successor-in-interest. EBI will, within five (5) days after receiving a written request from the Company, execute and deliver an estoppel certificate satisfactory to the Company to those parties as reasonably requested by the Company. The Company’s agent or any other broker to this transaction has not received any notice and does not have any knowledge that the Company is delinquent in payment of any lien against the Property or that the Property is posted for foreclosure.

29.                Condemnation. If, during the term or any renewal of this Agreement, all of the Property is taken for any public or quasi-public use under any law, ordinance, regulation, or right of eminent domain, or is sold to the condemning authority under threat of condemnation, this Agreement will terminate, and the EquityBase Payments will be abated during the unexpired term of this Agreement, effective as of the date of taking. If less than all the Property is taken for any public or quasi-public use under any law, ordinance, regulation, or right of eminent domain, or is sold to the condemning authority under threat of condemnation, the Company may, at its sole option, either terminate this Agreement or restore and reconstruct the Residence and other improvements situated on the Property at the Company’s expense. If the Company does not terminate this Agreement but restores and reconstructs the Residence and other improvements situated on the Property, the EquityBase Payments payable during the unexpired portion of this Agreement will be adjusted equitably. Any awards or payments made as a result of condemnation or eminent domain will be the sole property of the Company.

30.                Casualty Loss. If, in the Company’s opinion, the Property is substantially damaged by fire or other casualty loss, the Company may terminate this Agreement on reasonable notice to EBI. EquityBase Payments will be prorated to the date of termination and the Deposit refunded less permitted deductions. Any proceeds, payment for damages, settlements, awards, or other amounts paid because of a casualty loss to the Property will be the sole property of the Company.

31.                Time of Essence. Time is of the essence in this Agreement.

32.                Governing Law, Etc. This Agreement will be governed by and interpreted under the laws of the state in which the Property is located, regardless of any conflict-of-law rules. All obligations of this Agreement are to be performed in the county in which the Property is located. All amounts in any judgment will bear ten percent (10%) interest from the due date. Unless otherwise stated in this Agreement, all amounts owed by EBI are due on demand.

33.                Attorney Fees. If the Company is a prevailing party in any legal proceeding brought as a result of a dispute under this Agreement, the Company will be entitled to recover from the non-prevailing party all costs of the proceeding and reasonable attorney fees, unless otherwise specifically prohibited by statute. The term “prevailing party” means the party that the court determines is the prevailing party, regardless of whether that party obtains any monetary, declaratory, injunctive, equitable, or nominal relief. For monetary claims, no award of damages is necessary for the court to determine that the party has prevailed. For nonmonetary claims, no equitable relief is necessary for the court to determine that the party has prevailed.

34.                Joint and Several Liability. If there is more than one EBI each EBI and each EBI’s Spouse, if applicable, is jointly and severally liable for each provision of this Agreement. Any act or notice to, refund to, or signature of any one or more of EBIs, in relation to the renewal or termination of this Agreement, or with respect to any of the terms of this Agreement, will be fully binding on all the persons executing this Agreement as EBIs. Each party signing this Agreement states that he or she is of legal age to enter into a binding contract for lodging.

35.                Addenda; State Specific Provisions. The following documents are incorporated into this Agreement as if fully stated in this Agreement: (i) the Company’s Offering Statement dated [_______], 202[__], (ii) Exhibit A (Subscription Agreement), (iii) solely with respect to the state in which the Property is located, Exhibit B (State Specific Provisions), (iv) Ancillary Services set forth on Exhibit C, and (v) Exhibit D (Owners’ Association Rules and Restrictive Covenants).

36.                Entire Agreement, Binding Effect, Waivers and Notices. This Agreement represents the entire agreement between the Company and EBI. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Agreement, and neither party is relying on any warranty, statement, or representation not contained in this Agreement. This Agreement will not be changed unless by written agreement. Any clause or addendum in this Agreement declared invalid by law will not terminate or invalidate the rest of this Agreement. This Agreement will be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. The Company’s past delay, waiver, or non-enforcement of acceleration, contractual or statutory lien, EquityBase Payment due date, or any other right will not be deemed to be a waiver of any other breach by EBI or any other term, condition, or covenant in this Agreement.

37.                Notices; Electronic Delivery is Writing. Except as otherwise required by applicable law, any notice required or permitted to be made under this Agreement shall be made to the Company through its website (www.VictoryBase.com/Notices) or through the Company’s mobile app. If the website and the mobile app are not functioning for a period of 48 hours or more, then the Company may be notified by electronic mail at notices@VictoryBase.com. The Company may notify EBI through the Company’s mobile app or via electronic mail at the e-mail address set forth in Section 1(j) above, or via personal delivery, certified mail, or nationally recognized overnight carrier addressed to the Residence. Each party agrees to accept electronic notices in the manner described in this Section 37, and any such notice shall be deemed to be in writing if a writing is required by this Agreement or applicable law.

38.                Mediation and Arbitration.

(a)                 In the event of any controversy or dispute between the Company and EBI arising out of or in connection with this Agreement, the parties shall attempt, promptly and in good faith, to resolve any such dispute. If we are unable to resolve any such dispute within a reasonable time (not to exceed thirty (30) days), then either party may submit such controversy or dispute to mediation. If the dispute cannot be resolved through mediation, then the parties shall be free to pursue arbitration as described below.

(b)                After exhausting the mediation process in Section 38(a) above, upon written request of either EBI or the Company, any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Agreement, any related agreements or instruments executed in connection with the this Agreement (the “Transaction Documents”), including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Commercial Arbitration Rules of the American Arbitration Association, and the “Special Rules” set forth below unless both parties, in their respective sole discretion, agree in writing to mediate the dispute prior to submitting to binding arbitration. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action. The party that requests arbitration has the burden to initiate the arbitration proceedings pursuant to and by complying with the Commercial Arbitration Rules of the American Arbitration Association and shall pay all associated administrative and filing fees.

(c)                 The arbitration shall be conducted in the City of Fort Worth, Tarrant County, Texas and administered by the American Arbitration Association. All arbitration hearings will be commenced within sixty (60) days of the written request for arbitration, and if the arbitration hearing is not commenced within the sixty (60) days, the party that requested arbitration shall have waived its election to arbitrate. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (ii) limit the right of the Company hereto (A) to exercise self-help remedies such as (but not limited to) setoff, or (B) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver in accordance with applicable law. The Company may exercise such self-help remedies or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement or any other Transaction Document. Neither this exercise of self-help remedies nor the institution or maintenance of an action for provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

(d)                EBI AND THE COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless both EBI and the Company agree otherwise, the arbitrator may not consolidate more than one person’s claims with EBI’s claims, and may not otherwise preside over any form of a representative or class proceeding. WITHOUT LIMITING THE FOREGOING, EBi SPECIFICALLY acknowledges and agrees that by entering into this Arbitration Provision:

i.                    ebi Is are giving up ebi’S right to have a trial by jury to resolve any dispute ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY;

ii.                 ebi is giving up ebi’S right to serve as a representative or to participate as a member of a class of claimants in any lawsuit filed against THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANACTIONS CONTEMPLATED HEREBY; AND

iii.               ebi agrees that all disputes ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANACTIONS CONTEMPLATED HEREBY shall be resolved by binding arbitration ONLY on an individual basis with ebi.  Therefore, the Arbitrator shall not conduct class arbitration.

(e)                 This Section 38 applies to claims under the U.S. federal securities laws arising out of or related to this Agreement and the transactions contemplated hereby. The scope of this Section 38 is to be given the broadest possible interpretation that is enforceable. Notwithstanding the foregoing, nothing in this Section 38 will be deemed a waiver of compliance with the federal securities laws and the rules and regulations thereunder.

39.                WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER TO ENFORCE THIS AGREEMENT, TO COLLECT DAMAGES FOR THE BREACH OF THIS AGREEMENT, OR WHICH IN ANY OTHER WAY ARISE OUT OF, ARE CONNECTED TO OR ARE RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT. This Section 39 applies to claims under the U.S. federal securities laws arising out of or related to this Agreement and the transactions contemplated hereby. The scope of this Section 39 is to be given the broadest possible interpretation that is enforceable. Notwithstanding the foregoing, nothing in this Section 39 will be deemed a waiver of compliance with the federal securities laws and the rules and regulations thereunder.

40.                Corrections. EBI agrees to fully cooperate, adjust, and correct any errors or omissions and to execute any and all documents needed or necessary to comply with all provisions of this Agreement or any other documents executed in connection with the transactions contemplated by this Agreement.

THIS IS INTENDED TO BE A LEGAL AGREEMENT BINDING AFTER FINAL ACCEPTANCE. READ IT CAREFULLY. IF YOU DO NOT UNDERSTAND THE EFFECT OF THIS AGREEMENT, CONSULT AN ATTORNEY BEFORE SIGNING.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth in Section 1(i) above.

COMPANY:

VICTORYBASE CORPORATION

By:

Name:

Title:

EBI:

Signature:

Print Name:

EBI SPOUSE, if applicable:

Signature:

Print Name:

Exhibit A

Subscription Agreement

[Attached.]

Exhibit B

State Specific Provisions

APPLICABLE ONLY FOR PROPERTIES IN TEXAS:

(a)	As required by Section 92.164(b) of the Texas Property Code, EBI is on notice that:
i.	The Company, at the Company’s expense, is required to equip the Property, when EBI takes possession, with the security devices described by Section 92.153(a) to (a)(4) of the Texas Property Code;

ii.	The Company is not required to install a doorknob lock or keyed deadbolt at the Company’s expense if the exterior doors meet the requirements of Section 92.153(f) of the Texas Property Code;

iii.	The Company is not required to install a keyless bolting device at the Company’s expense on an exterior door if the Company is expressly required or permitted to periodically check on the wellbeing or health of EBI as provided by Section 92.153(e)(3) of the Texas Property Code; and

iv.	EBI has the right to install or rekey a security device required by Texas Property Code chapter 92, subchapter D, and deduct the reasonable cost from EBI’s next EquityBase Payment, as provided by Section 92.164(a)(1) of the Texas Property Code.

Exhibit C

Ancillary services

Exhibit D

Owners’ Association Rules and Restrictive Covenants